EXHIBIT 99.1

Magellan Technology, Inc. Acquires Biological Technologies International, Inc.

DRAPER,  Utah  September  21/PRNewswire/  --  Magellan  Technology,   Inc.  (OTC
Bulletin: MGLN), and Biological Technologies International(TM) announced the completion of a merger for the acquisition of Biological Technologies International(TM) by Magellan. Terms of the transaction were not disclosed.

According to Darwin Millet, newly elected President and CEO of BioMeridian, "This acquisition is a significant milestone for our company. Biological Technologies International(TM) is the leader in the field of biological terrain assessment, and the only company in the United States that produces a biological terrain assessment device. The synergy between our two companies will provide significant opportunities for revenue enhancement with our existing distribution network."

The combined monthly revenues for BioMeridian and BTI were in excess of $750,000 for the month of August.

The BTA S-2000(TM), invented by Dr. Robert C. Greenberg, Ph.D., President of BTI, tests blood, saliva, and urine for the factors of pH (acid-alkaline balance), rH2 (oxidative stress), and r (gross mineral concentration) and provides the practitioner with an immediate, objective assessment of a patient's individual biochemistry.

Millet continued, "Dr. Greenberg has agreed to continue with Magellan, and also to direct research and product development for both companies".

Magellan Technology, Inc. is the holding company for subsidiaries serving the Health Care and the Aviation Industries. Magellan Technology, Inc. employs talented and innovative personnel who develop and market leading edge technologies.